Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We hereby consent to the inclusion in this Post-Effective Amendment No. 3 to the Registration Statement of Nova LifeStyle, Inc. on Form S-1 (File No. 333-177353) of our report dated April 1, 2013, with respect to our audits of the consolidated financial statements of Nova LifeStyle, Inc. and Subsidiaries as of December 31, 2012 and 2011, and for the years ended December 31, 2012 and 2011, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum Bernstein & Pinchuk LLP

Marcum Bernstein & Pinchuk LLP
New York, NY
April 16, 2013